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                                                                    EXHIBIT 99.2


For Immediate Release               Contact: Mark Romig (504) 581-7195, ext. 211
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         JCC HOLDING COMPANY PRESIDENT FRED BURFORD TO DEPART POST

         NEW ORLEANS - June 19, 2001 - JCC Holding Company announced today that its Board of Directors has notified Fred Burford, President and Chief Executive Officer, that it does not intend to renew his contract after December 31, 2001.

          The JCC Holding Board has named Paul Debban, a Director, to replace Burford, upon termination of his contract, as President in what will become an unsalaried position. Debban's appointment is subject to approval by Louisiana gaming regulators.

         JCC Holding, owner of Harrah's New Orleans Casino, previously announced a strategic realignment designed to reduce costs, streamline the Company's activities and enhance its ability to adapt quickly to changing market conditions.

         JCC Holding's wholly owned subsidiary, Jazz Casino Company, LLC, has the exclusive license to own and operate the only land-based casino in Orleans Parish, Louisiana. Harrah's New Orleans Management Company, a subsidiary of Harrah's Entertainment, Inc., is the manager of the casino. The 100,000 square foot casino is located at Canal Street at the Mississippi River in downtown New Orleans and is adjacent to the French Quarter, the Aquarium of the Americas and the Ernest N. Morial Convention Center.

         Statements in this press release that are not historical fact are forward-looking statements made pursuant to the safe-harbor provision of the Private Securities Litigation Reform Act of 1995. Future performance involves numerous risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements as a result of actual revenues and expenses, approvals by Louisiana Gaming


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Regulators and other factors that are contained in documents the Company files with the U.S. Securities and Exchange Commission. Readers are encouraged to refer to these reports.

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